UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2005

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 16, 2005, Aon Corporation’s board of directors (the “Board”) approved certain changes to the supplemental executive retirement plan available to the Company’s senior executives, known as the Aon Excess Benefit Plan (“SERP”).  Those changes are likely to result in increased supplemental pension benefits to one or more of the Company’s named executive officers and other senior executives upon retirement.

The Board authorized an amendment to the SERP to provide an alternative formula for calculating the supplemental pension benefit and allow for distribution of benefit payments in installments over five or ten year periods at the participant’s election.  Prior to the amendment, compensation in excess of $500,000 was not considered under the SERP for benefit calculation purposes for 2002 or later years.  The amended SERP, effective January 1, 2006, will provide a participant with the greater of (i) the benefit calculated under the original formula including compensation limits; (ii) the participant’s accrued benefit under the SERP at December 31, 2005; or (iii) one percent of the participant’s uncapped final average pay times the participant’s years of service, up to a maximum gross pension benefit of $500,000 per year on a single life basis payable at normal retirement age.  As under the SERP prior to the amendment, gross SERP benefits are reduced by pension benefits payable from the Aon Pension Plan.

Prior to the approval of these changes, the Organization & Compensation Committee of the Board conducted a study of competitive supplemental pension practices.  It determined the $500,000 cap on eligible compensation was not consistent with market practice and provided a disincentive to certain senior executives to remain employed with the Company.  The Organization & Compensation Committee of the Board determined the alternative formula should have a retentive effect on senior executives while allowing the Company to control supplemental pension costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ Richard E. Barry
Richard E. Barry
Vice President

Date: September 22, 2005